Exhibit 99.7

Dominion MLP Holding Company II, Inc.

Financial Statements

Quarter Ended September 30, 2019

Dominion MLP Holding Company II, Inc.

GLOSSARY OF TERMS

The following abbreviations or acronyms used in this document are defined below:

Abbreviation or Acronym	Definition
Cove Point	Dominion Energy Cove Point LNG, LP

DMLPHCII	Dominion MLP Holding Company II, Inc.

Dominion Energy

The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Dominion MLP Holding Company II, Inc.) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

GAAP	U.S. generally accepted accounting principles

IRCA	Intercompany revolving credit agreement

MLP	Master limited partnership, equivalent to publicly traded partnership

Dominion MLP Holding Company II, Inc.

Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(millions)
Operating Revenue	$—	$—	$—	$—

Operating Expenses	—	—	—	—
Income from operations	—	—	—	—

Earnings from equity method investees	0.5	0.7	1.9	1.1
Other income(1)	0.1	0.1	0.3	0.3
Interest and related charges(1)	0.2	0.2	0.7	0.6

Income from operations before income tax expense	0.4	0.6	1.5	0.8
Income tax expense	0.4	—	0.6	—

Net Income	$—	$0.6	$0.9	$0.8

(1)	See Note 6 for amounts attributable to related parties.

The accompanying notes are an integral part of DMLPHCII’s Financial Statements.

Dominion MLP Holding Company II, Inc.

Balance Sheets (Unaudited)

	September 30,	December 31,
	2019	2018(1)
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$2.6	$2.2
Affiliated receivables	24.2	25.2
Prepayments	0.1	0.5

Total current assets	26.9	27.9

Investments
Investment in equity method affiliates	26.8	27.3
Promissory note receivable from Dominion Energy	15.0	15.0

Total investments	41.8	42.3

Total assets	$68.7	$70.2

(1)	DMLPHCII’s Balance Sheet at December 31, 2018 has been derived from the audited Balance Sheet at that date.

The accompanying notes are an integral part of DMLPHCII’s Financial Statements.

Dominion MLP Holding Company II, Inc.

Balance Sheets (Unaudited) (continued)

	September 30,	December 31,
	2019	2018(1)
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Payables to affiliates	$0.1	$0.1
Affiliated current borrowings	22.1	22.1

Total current liabilities	22.2	22.2

Deferred Credits and Other Liabilities
Deferred income taxes	2.4	2.4

Total deferred credits and other liabilities	2.4	2.4

Total liabilities	24.6	24.6

Commitments and Contingencies (see Note 5)
Equity
Common stock - no par value(2)	89.5	91.9
Retained earnings (deficit)	(45.4)	(46.3)

Total equity	44.1	45.6

Total liabilities and equity	$68.7	$70.2

(1)	DMLPHCII’s Balance Sheet at December 31, 2018 has been derived from the audited Balance Sheet at that date.
(2)	1,000 shares authorized and 100 issued and outstanding at September 30, 2019 and December 31, 2018.

The accompanying notes are an integral part of DMLPHCII’s Financial Statements.

Dominion MLP Holding Company II, Inc.

Statements of Equity (Unaudited)

	Common Stock		Retained Earnings
	Shares	Amount	(Deficit)	Total
(millions, except for shares)
December 31, 2017	100	$92.6	$(47.5)	$45.1

Net income	—	—	0.8	0.8
Dividends to Dominion Energy	—	(0.3)	—	(0.3)

September 30, 2018	100	92.3	(46.7)	45.6

December 31, 2018	100	91.9	(46.3)	45.6

Net income	—	—	0.9	0.9
Dividends to Dominion Energy	—	(2.4)	—	(2.4)

September 30, 2019	100	$89.5	$(45.4)	$44.1

The accompanying notes are an integral part of DMLPHCII’s Financial Statements.

Dominion MLP Holding Company II, Inc.

Statements of Cash Flows (Unaudited)

Nine Months Ended September 30,	2019	2018
(millions)
Operating Activities
Net income	$0.9	$0.8
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	—	2.2
Other adjustments	0.5	(0.8)
Changes in operating assets and liabilities	1.4	(2.1)

Net cash provided by operating activities	2.8	0.1

Investing Activities
Contributions to equity method affiliates	—	(0.8)

Net cash used in investing activities	—	(0.8)

Financing Activities
Affiliated current borrowings, net	—	0.8
Common dividend payments to parent	(2.4)	(0.3)

Net cash provided by (used in) financing activities	(2.4)	0.5

Increase (decrease) in cash and equivalents	0.4	(0.2)
Cash, restricted cash and equivalents at beginning of period(1)	2.2	2.4

Cash, restricted cash and equivalents at end of period(1)	$2.6	$2.2

(1)	No amounts were held in restricted cash and equivalents in any of the periods presented.

The accompanying notes are an integral part of DMLPHCII’s Financial Statements.

Notes to Financial Statements (Unaudited)

Note 1. Nature of Operations

DMLPHCII is a wholly-owned subsidiary of Dominion Energy. DMLPHCII is the owner of approximately a 1% indirect interest in the common equity of Cove Point.

Note 2. Significant Accounting Policies

DMLPHCII’s accompanying unaudited Financial Statements contain certain condensed financial information and exclude certain footnote disclosures normally included in annual audited financial statements prepared in accordance with GAAP. These unaudited Financial Statements should be read in conjunction with the DMLPHCII Financial Statements and Notes for the year ended December 31, 2018.

In the opinion of management, the accompanying unaudited Financial Statements contain all adjustments necessary to present fairly its financial position at September 30, 2019, its results of operations for the three and nine months ended September 30, 2019 and 2018 and its cash flows for the nine months ended September 30, 2019 and 2018. Such adjustments are normal and recurring in nature unless otherwise noted.

DMLPHCII makes certain estimates and assumptions in preparing its Financial Statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses and cash flows for the periods presented. Actual results may differ from those estimates.

The results of operations for interim periods are not necessarily indicative of the results expected for the full year. Information for quarterly periods is affected by seasonal variations in sales, rate changes, purchased gas expenses and other factors.

Certain amounts in DMLPHCII’s Financial Statements and Notes have been reclassified to conform to the 2019 presentation for comparative purposes. The reclassifications did not affect DMLPHCII’s net income, total assets, liabilities, equity or cash flows.

There have been no significant changes from Note 2 to the DMLPHCII Financial Statements for the year ended December 31, 2018.

Note 3. Equity Method Investments

DMLPHCII uses the equity method to account for its approximately 1% indirect noncontrolling common equity interest in Cove Point. The table below summarizes distributions received and income earned from DMLPHCII’s equity method investee for the three and nine months ended September 30, 2019 and 2018.

	Cove Point
(millions)	Three Months	Nine Months
Period Ended September 30, 2019
Distributions received	$1.1	$2.4
Contributions to equity method investees	—	—
Income from equity method investees	0.5	1.9
Period Ended September 30, 2018
Distributions received	$0.1	$0.3
Contributions to equity method investees	—	0.8
Income from equity method investees	0.7	1.1

Summarized financial information provided to us by Cove Point for 100% of Cove Point at September 30, 2019 and December 31, 2018 and its results of operations for the three and nine months ended September 30, 2019 and 2018 is presented below.

	At September 30, 2019	At December 31, 2018
(in millions)
Current assets	$211.9	$275.2
Noncurrent assets	5,145.0	8,207.6
Current liabilities	56.4	115.3
Noncurrent liabilities	67.6	3,050.4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(in millions)
Revenues	$195.8	$204.9	$629.9	$397.4
Operating income	104.2	122.4	361.6	206.2
Net income	98.2	123.7	341.7	209.5

Note 4. Income Taxes

DMLPHCII’s effective tax rate for the nine months ended September 30, 2019 is 40.3% compared to 1.5% for the nine months ended September 30, 2018. Variances in the effective tax rate are primarily driven by an increase in pretax income ($0.2 million), a state return to accrual adjustment ($0.3 million) and the absence of a state legislative change ($0.2 million).

Note 5. Commitments and Contingencies

As a result of issues generated in the ordinary course of business, DMLPHCII is involved in legal proceedings before various courts and is periodically subject to governmental examinations (including by regulatory authorities), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for DMLPHCII to estimate a range of possible loss. For such matters for which DMLPHCII cannot estimate a range of possible loss, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that DMLPHCII is able to estimate a range of possible loss. For legal proceedings and governmental examinations for which DMLPHCII is able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any estimated range of possible loss may not represent DMLPHCII’s maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate.

Note 6. Related-Party Transactions

DMLPHCII engages in related-party transactions primarily with Dominion Energy and other Dominion Energy subsidiaries (affiliates). DMLPHCII’s receivables and payables balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. DMLPHCII is included in Dominion Energy’s Consolidated federal income tax return and, where applicable, combined income tax returns for Dominion Energy are filed in various states.

Intercompany Revolving Credit Agreement with Dominion Energy

DMLPHCII total borrowings under the IRCA with Dominion Energy totaled $22.1 million as of September 30, 2019 and December 31, 2018. Interest charges related to DMLPHCII’s total borrowings from Dominion Energy were $0.2 million for the three months ended September 30, 2019 and 2018, and were $0.7 million and $0.6 million for the nine months ended September 30, 2019 and 2018, respectively. The $22.1 million outstanding balance and accrued interest of the IRCA was paid off in October 2019 through a capital contribution from Dominion Energy.

Promissory note with Dominion Energy

In December 2016, DMLPHCII issued a five year $15.0 million promissory note with Dominion Energy. The interest rate is a fixed 2.75% per annum. Interest income earned on the promissory note totaled $0.1 million for the three months ended September 30, 2019 and 2018, and were $0.3 million for the nine months ended September 30, 2019 and 2018.

Note 7. Subsequent Events

DMLPHCII has evaluated subsequent events through the date that these financial statements were available to be issued on November 18, 2019.